                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                 LUMINANT WORLDWIDE CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

Donald S. Perkins                                             Luminant Worldwide Corporation
Chairman of the Board of Directors                            13737 Noel Road, Suite 1400
                                                              Dallas, Texas 75240

                                     [LOGO]

                                  May 8, 2001

Dear Stockholder:

    On behalf of the Board of Directors and employees of Luminant Worldwide Corporation, I cordially invite you to attend the 2001 Annual Meeting of Luminant Worldwide Corporation's stockholders. We will be holding the Annual Meeting on Friday, June 8, 2001 at 2:00 p.m. Eastern Time at 285 Madison Avenue, New York, New York.

    Enclosed with this letter is a Notice of the Annual Meeting, a Proxy Statement, a proxy card, and a return envelope. Both the Notice of Annual Meeting and the Proxy Statement provide details of the business that we will conduct at the Annual Meeting and other information about Luminant Worldwide Corporation.

    Whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or vote your proxy via the Internet or by telephone as described on page 2 of the Proxy Statement. Your shares will be voted at the Annual Meeting in accordance with your proxy instructions. Of course, if you attend the Annual Meeting you may vote in person. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                          Sincerely,

                                          /s/ Donald S. Perkins

                                          Donald S. Perkins
                                          Chairman of the Board of Directors

                         LUMINANT WORLDWIDE CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Date: Friday, June 8, 2001
Place: 285 Madison Ave.
     New York, New York

                                  May 8, 2001

Dear Stockholders:

    At the 2001 Annual Meeting, we will ask you to:

    - Elect nine directors;

    - Ratify the selection of Arthur Andersen, LLP as our independent accountants for the fiscal year ending December 31, 2001; and

    - Transact any other business that is properly presented at the Annual Meeting.

    You will be able to vote your shares at the Annual Meeting if you were a stockholder of record at the close of business on April 10, 2001.

                                          By Order of the Board of Directors:
                                          Thomas G. Bevivino
                                          SECRETARY

                             YOUR VOTE IS IMPORTANT

Please indicate your vote on the enclosed proxy card and return it in the enclosed envelope or vote your proxy via the Internet or by telephone as soon as possible, even if you plan to attend the meeting. If you attend the meeting, you will be able to revoke your proxy and vote in person. If you have any questions about voting your shares, please contact:

      Thomas G. Bevivino, 13737 Noel Rd., Suite 1400, Dallas, Texas 75240,
                        telephone number (972) 581-6256

                         LUMINANT WORLDWIDE CORPORATION
                          13737 NOEL ROAD, SUITE #1400
                              DALLAS, TEXAS 75240

                                                                     May 8, 2001

                       PROXY STATEMENT FOR ANNUAL MEETING

    This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the 2001 Annual Meeting (the "Annual Meeting") of the stockholders of Luminant Worldwide Corporation. The 2001 Annual Meeting will be held on Friday, June 8, 2001 at 2:00 p.m. Eastern Time at 285 Madison Avenue, New York, New York. Unless the context requires otherwise, all references in this Proxy Statement to the "Company," "Luminant," "us," "we" and "our" refer to Luminant Worldwide Corporation and its subsidiaries. Except as otherwise indicated, all share and per-share data has been adjusted to reflect a 16,653-for-one stock split we completed on September 14, 1999.

    This Proxy Statement provides detailed information about the Annual Meeting, the proposals you will be asked to vote on at the Annual Meeting, and other relevant information.

    On or about May 8, 2001, we began mailing information to people who, according to our records, owned shares of our common stock at the close of business on April 10, 2001.

                               TABLE OF CONTENTS

INFORMATION ABOUT THE 2001 ANNUAL MEETING AND VOTING........    1

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
  ITEM 1: ELECTION OF DIRECTORS.............................    3
  ITEM 2: RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT
    ACCOUNTANTS.............................................    3

STOCK OWNERSHIP.............................................    4

EXECUTIVE COMPENSATION AND RELATED MANNERS..................    8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   22

OTHER INFORMATION...........................................   25

APPENDIX A: LUMINANT WORLDWIDE CORPORATION AUDIT COMMITTEE
  CHARTER...................................................  A-1

              INFORMATION ABOUT THE 2001 ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

    The Annual Meeting will be held on Friday, June 8, 2001 at 2:00 p.m. Eastern Time at 285 Madison Avenue, New York, New York. On or about May 8, 2001 we began mailing this Proxy Statement to people who, according to our records, owned shares of our common stock at the close of business on April 10, 2001.

THIS PROXY SOLICITATION

    We are sending you this Proxy Statement because our Board of Directors is seeking a proxy to vote your shares at the Annual Meeting. This Proxy Statement is intended to assist you in deciding how to vote your shares.

    Luminant is paying the cost of requesting these proxies, estimated at approximately $7,000 in the aggregate. Our directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. Such persons will receive no additional compensation for such services, but we will reimburse them for their reasonable out-of-pocket expenses. We will also provide copies of proxy materials to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of our common stock, and we will reimburse them as well for their reasonable out-of-pocket expenses.

RECORD DATE AND QUORUM

    The record date for the Annual Meeting was April 10, 2001. If you held shares of our common stock as of the record date, you may attend and vote at the Annual Meeting. On the record date, 27,865,288 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote at the Annual Meeting, except that 875,248 shares of our common stock held by Young & Rubicam, Inc. are designated "non-voting common stock" and are not entitled to vote at the Annual Meeting.

    A "quorum" must be present at the Annual Meeting to transact business. A quorum will be present if a majority of the outstanding shares of the Company's common stock entitled to vote generally in the election of directors are represented at the Annual Meeting either in person by the holders of the shares or by proxy. If a quorum is not present, a vote cannot occur.

    If you indicate on a proxy or ballot that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, but those shares will be counted as in attendance at the Annual Meeting for purposes of determining a quorum. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will also be counted as shares that are represented at the Annual Meeting for quorum purposes. If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on all of the proposals scheduled to be presented at the Annual Meeting.

VOTING YOUR SHARES

    You have one vote for each share of Luminant common stock (excluding non-voting common stock) that you owned of record at the close of business on April 10, 2001. The number of shares you own (and may vote at the Annual Meeting) is listed on the enclosed proxy card. You may not cumulate your votes in voting for directors.

    You may vote your shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card or vote your proxy via the Internet or by telephone as described below. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the Annual Meeting in accordance with the instructions you give on the proxy card.

    If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete the proxy card except for the voting instructions, then your shares will be voted FOR the proposed election of directors and FOR ratification of the selection of Arthur Andersen LLP as the independent accountants of Luminant for the 2001 fiscal year.

    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet voting options. This program is different than the program provided by American Stock
Transfer & Trust Company for shares registered in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares via the Internet at ADP Investor Communication Services' voting web site as specified in your voting materials.

    Stockholders with shares registered directly with American Stock Transfer & Trust Company may vote telephonically by calling American Stock Transfer & Trust Company at 1-800-776-9437 or vote via the Internet at www.voteproxy.com.

    Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet or by telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. If you vote via the Internet or by telephone, please do not return a signed proxy card.

REVOKING YOUR PROXY

    If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in any one of three ways:

    - You may notify the Secretary of Luminant in writing that you wish to revoke your proxy.

    - You may submit a later dated proxy by the Internet, telephone or mail.

    - You may attend the Annual Meeting and vote. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

VOTE REQUIRED FOR APPROVAL

PROPOSAL 1: ELECTION OF NINE    The nine nominees for director who receive the most votes
DIRECTORS                       will be elected. If you indicate "withhold authority to
                                vote" for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

PROPOSAL 2: RATIFICATION OF     Ratification of the selection of our independent accountants
SELECTION OF INDEPENDENT        requires the affirmative vote of a majority of the votes
ACCOUNTANTS                     cast at the Annual Meeting. If you abstain from voting, it has the same effect as if you voted against this proposal.

ADDITIONAL INFORMATION ABOUT LUMINANT

    We are mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, including consolidated financial statements, to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report on Form 10-K, as amended, does not constitute a part of the proxy solicitation material.

                PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

    We will present the following two proposals at the Annual Meeting. We do not expect anyone to present any other proposals. If anyone validly presents any other proposal, we will use your proxy to vote on those proposals as we believe appropriate.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR EACH OF THE OTHER PROPOSALS.

                         ITEM 1: ELECTION OF DIRECTORS

    Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if there is no direction on the proxy card, for the Board of Director nominees listed below. Nominees for election to our Board of Directors are:

                               Randolph L. Austin
                                  James R. Corey
                                  Michael J. Dolan
                                  Michael H. Jordan
                                  Jerry K. Pearlman
                                  Donald S. Perkins
                                  John M. Richman
                                  Richard M. Scruggs
                                  George P. Stamas

    Each director will be elected to serve for a one-year term, or thereafter until his replacement is elected and qualified or until his earlier resignation or removal. Each of the nine nominees is presently a member of the Board of Directors and has indicated a willingness to serve as a director if re-elected. More detailed information about each of the nominees is available below.

    As of the date of this Proxy Statement, we are not aware that any nominee for our Board of Directors would be unable to or would decline to serve if elected. If any of the nominees cannot or will not serve for any reason (which we do not anticipate), our Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Our Board of Directors may also decide to leave the seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board of Directors. Proxies for the Annual Meeting may not be voted for more than nine nominees.

                  ITEM 2: RATIFICATION OF ARTHUR ANDERSEN LLP
                           AS INDEPENDENT ACCOUNTANTS

    We are requesting that you ratify our Board's selection of Arthur Andersen LLP as our independent accountants for 2001.

    Although the selection of independent accountants does not require ratification, we are submitting this proposal to you because we believe this matter is significant enough to warrant your participation. If you do not ratify the appointment of Arthur Andersen LLP, our Board of Directors, after review by the Audit Committee, will consider the appointment of other independent accountants. Representatives from Arthur Andersen are expected to be available at the Annual Meeting to answer your questions and make a statement if they desire.

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of Luminant's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in Luminant's Quarterly Reports on Form 10-Q for that fiscal year were approximately $625,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP billed no fees for professional services rendered to Luminant for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

    Arthur Andersen LLP billed approximately $575,000 for management consulting services, tax services, and 401K plan review services rendered to Luminant for the fiscal year ended December 31, 2000.

                                STOCK OWNERSHIP

    The table below shows the number and percentage of outstanding shares of our common stock beneficially owned as of April 10, 2001 by:

    - all persons known by us to own beneficially more than 5% of Luminant's common stock;

    - each director and named executive officer; and

    - all directors and executive officers as a group.

    The table set forth below does not contain information with respect to Messrs. Pearlman and Richman, who were appointed directors of Luminant on May 4, 2001. On May 4, 2001, each of Messrs. Pearlman and Richman received options to purchase 50,000 shares of Luminant common stock at an exercise price of $1.37 per share, the closing price of Luminant common stock on May 4, 2001 as reported on the Nasdaq National Market System. These options become exercisable with respect to one-sixth of the underlying shares beginning six months after the date of grant, and as to an additional one-sixth every following six months. In addition, as of the date of this proxy statement, Mr. Richman owns 19,776 shares of Luminant common stock, and the John M. Richman Trust Irrevocable Trust Dated 10/21/77 (the "Richman Trust"), of which Mr. Richman is a trustee, holds 25,000 shares of

Luminant common stock. Mr. Richman disclaims beneficial ownership of the shares held by the Richman Trust. Each of Messrs. Pearlman and Richman beneficially owns less than one percent of the outstanding shares of Luminant common stock as of the date of this proxy statement.

                                                        NUMBER OF SHARES
                                                        OF BENEFICIALLY       PERCENT OF COMMON
NAME OF BENEFICIAL OWNER(1)                                 OWNED(2)            STOCK(%)(2)(3)
---------------------------                             ----------------      ------------------
Young & Rubicam.......................................      7,385,393(4)            26.50%
James R. Corey GRAT dated July 9, 1999................      1,492,283(5)             5.36%
Randolph L. Austin....................................         15,552(6)                *
Thomas G. Bevivino....................................         56,851(7)                *
James R. Corey........................................      3,092,703(8)             9.99%
Michael J. Dolan......................................         21,052(9)                *
Michael H. Jordan.....................................        132,733(10)               *
Guillermo G. Marmol...................................      1,422,094(11)            4.86%
Donald S. Perkins.....................................         64,828(12)               *
K. David Quackenbush..................................         55,374(13)               *
Richard M. Scruggs....................................        940,118(14)            3.37%
Michael E. Smith......................................         77,404(15)               *
George P. Stamas......................................         27,552(16)               *
Michael R. Alsup......................................      1,432,917(17)            5.14%
Scott A. Williamson...................................        145,599(18)               *
Morris W. Markel......................................        527,691(19)            1.89%
All directors and executive officers as a group (10
  persons)............................................      4,484,167(20)           15.63%

------------------------

   * An asterisk (*) indicates ownership of less than one percent (1%) of the outstanding common stock.

 (1) Unless otherwise indicated, the address for our 5% or greater stockholders is c/o Luminant Worldwide Corporation, 13737 Noel Road, Suite 1400, Dallas, Texas 75240-7367.

 (2) We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after April 10, 2001. We do not consider these shares outstanding in computing the percentage ownership of any other person, however. To our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below.

 (3) The percentage of beneficial ownership for each stockholder is based on 27,865,288 shares of common stock outstanding as of April 10, 2001.

 (4) Such information as to beneficial ownership is derived from a Report on
     Schedule 13G filed by Young & Rubicam, Inc. on February 14, 2000. Includes 875,248 shares of non-voting common stock and 1,800,000 shares of common stock subject to a currently exercisable option. Young & Rubicam, Inc. maintains its principal business address at 285 Madison Avenue, New York, New York 10017.

 (5) Such information as to beneficial ownership is derived from a Report on
     Schedule 13D/A filed on December 13, 2000. The James R. Corey GRAT dated July 9, 1999 (the "GRAT") may be entitled to additional contingent consideration under the terms of the acquisition agreement by which we acquired Potomac Partners Management Consultants LLC in September 1999. The number of shares of common stock that could be issued as payment of additional contingent consideration are not now determinable and no assumptions regarding those issuances have been included in the table above. James R. Corey, our President and Chief Executive Officer, is trustee of the GRAT.

 (6) Includes 15,052 shares underlying options as to which Mr. Austin has the right to acquire beneficial ownership within 60 days after April 10, 2001. Also includes 500 shares owned by I-Hatch LLC. Mr. Austin is a managing principal and has one-third ownership of I-Hatch LLC, and therefore may be deemed to be a beneficial owner of the shares held by I-Hatch LLC.

 (7) Includes 55,051 shares underlying options as to which Mr. Bevivino has the right to acquire beneficial ownership within 60 days after April 10, 2001. Also includes 800 shares owned by Vincente V. Bevivino, Mr. Bevivino's son. Mr. Bevivino may be deemed a beneficial owner of the shares owned by his son.

 (8) Such information as to beneficial ownership is derived from a Report on
     Schedule 13D/A filed on December 13, 2000. Includes 1,492,283 shares of common stock held by the Corey GRAT, which Mr. Corey may be deemed to beneficially own by virtue of his position as trustee of the GRAT.
     Mr. Corey may be entitled to additional contingent consideration under the terms of the acquisition agreement by which we acquired Potomac Partners Management Consultants LLC, of which Mr. Corey was a member, in September 1999. The number of shares of common stock that could be issued as payment of additional contingent consideration are not now determinable and no assumptions regarding those issuances have been included in the table above. Includes 5,910 shares underlying options as to which Mr. Corey has the right to acquire beneficial ownership within 60 days after April 10, 2001. On September 21, 2000, Mr. Corey acquired from the Company debentures immediately convertible into 800,000 shares of Company common stock and warrants immediately exercisable for 183,150 shares of Company common stock. Among other terms applicable to these securities, Mr. Corey cannot exercise or convert these debentures or warrants to the extent Mr. Corey and his affiliates would, as a result of the exercise or conversion, own more than 9.999% of the then-outstanding shares of our common stock. Mr. Corey may waive this restriction, but only upon not less than 61 days prior notice to us. As a result, the number of shares of common stock shown in the table above as beneficially owned by Mr. Corey only includes the number of shares of common stock underlying these convertible debentures and warrants that would not cause his beneficial ownership of our common stock to exceed 9.999% of the total number of shares of our common stock outstanding on April 10, 2001. As such, the number of shares of our common stock shown in the table above as beneficially owned excludes 496,327 shares underlying convertible debentures and warrants that Mr. Corey has the right to acquire subject to the 9.999% restriction.

 (9) Includes 15,052 shares underlying options as to which Mr. Dolan has the right to acquire beneficial ownership within 60 days after April 10, 2001. Does not include any shares beneficially owned by Young & Rubicam, Inc., of which Mr. Dolan is Chairman and Chief Executive Officer. Mr. Dolan has assigned to Young & Rubicam the net proceeds received by him in connection with any exercise of options we grant to him for serving on our Board and sale by him of the underlying shares.

 (10) Includes 75,053 shares underlying options as to which Mr. Jordan has the right to acquire beneficial ownership within 60 days after April 10, 2001. Does not include any shares beneficially owned by Young & Rubicam, Inc., of which Mr. Jordan is a director.

 (11) Since Mr. Marmol is no longer employed with the Company, the information presented is based solely on the Company's information and belief as to Mr. Marmol's beneficial ownership. Includes 1,422,094 shares underlying options as to which Mr. Marmol has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (12) Includes 15,052 shares underlying options as to which Mr. Perkins has the right to acquire beneficial ownership within 60 days after April 10, 2001. Mr. Perkins may be entitled to additional contingent consideration under the terms of the acquisition agreement by which we acquired Potomac Partners Management Consultants LLC, of which Mr. Perkins was a member, in September 1999. The number of shares of common stock that could be issued as payment of additional contingent consideration are not now determinable and no assumptions regarding those issuances have been included in the table above.

 (13) Includes 30,938 shares underlying options as to which Mr. Quackenbush has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (14) Includes 54,309 shares underlying options as to which Mr. Scruggs has the right to acquire beneficial ownership within 60 days after April 10, 2001. Includes 639,109 shares held jointly with Mr. Scruggs' spouse, Cynthia K. Scruggs, 30,000 shares held by Cynthia K. Scruggs, 10,000 shares held by the Julia Katerina Scruggs 1999 GST Trust, of which Mr. Scruggs' daughter, Julia Katerina Scruggs, is the sole beneficiary and Mr. Scruggs' brother, David Scruggs, is the sole trustee, 10,000 shares held by the Heather Christine Scruggs 1999 GST Trust, of which Mr. Scruggs' daughter, Heather Christine Scruggs, is the sole beneficiary and Mr. Scruggs' brother, David Scruggs, is the sole trustee, 600 shares held by Mr. Scruggs as custodian for his daughter under the Uniform Gifts to Minors Act, and 150,000 shares held by RSCS Holdings LTD. Mr. Scruggs is the sole member of RS Resources LLC, which is a general partner of RSCS Holdings LTD, and therefore
      Mr. Scruggs may be deemed a beneficial owner of the shares held by RSCS Holdings LTD. Mr. Scruggs disclaims beneficial ownership of the securities described in the next preceding sentence, and this disclosure should not be deemed an admission that Mr. Scruggs is the beneficial owner of such securities for any purpose.

 (15) Includes 35,937 shares underlying options as to which Mr. Smith has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (16) Includes 27,552 shares as to which Mr. Stamas has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (17) Based on information set forth in a Report on Schedule 13G filed on October 20, 2000. Includes 122,910 shares held by the 1996 Alsup Issue Trusts, which Mr. Alsup has the option to acquire. Includes 4,734 shares underlying options as to which Mr. Alsup has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (18) Includes 38,752 shares underlying options as to which Mr. Williamson has the right to acquire beneficial ownership within 60 days after April 10, 2001.

 (19) Since Mr. Markel is no longer employed with the Company, the information presented is based solely on the Company's information and belief as to Mr. Markel's beneficial ownership. Includes 25,477 shares held by the Joseph H. Markel Charitable Trust DTD, of which Mr. Markel is a trustee.

 (20) See footnotes 6-10 and 12-16.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

    Set forth below is certain information relating to the Company's executive officers and directors. The information set forth is as of May 5, 2001 unless otherwise indicated.

NAME                                          AGE                     POSITION                  DIRECTOR SINCE
----                                        --------   ---------------------------------------  --------------
Donald S. Perkins(1)(2)...................     74      Chairman of the Board of Directors(3)         1999

Randolph L. Austin(1)(2)..................     36      Director                                      1999

Thomas G. Bevivino........................     45      Chief Financial Officer and Secretary           --

James R. Corey............................     47      President, Chief Executive Officer and        1999
                                                       Director

Michael J. Dolan(2).......................     57      Director                                      1999

Michael H. Jordan(2)......................     64      Director(3)                                   1999

Jerry K. Pearlman(1)(2)...................     62      Director                                      2001(4)

K. David Quackenbush, Jr..................     39      Chief Operating Officer                         --

John M. Richman(1)(2).....................     73      Director                                      2001(4)

Richard M. Scruggs........................     45      Vice Chairman, Executive Vice President       1999
                                                       of Corporate Development and Director

Michael E. Smith..........................     44      Executive Vice President of Strategy            --
                                                       Services

George P. Stamas(5).......................     49      Director                                      1999

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) On May 4, 2001, Mr. Jordan retired as Chairman and the Board elected Mr. Perkins as our new Chairman. Mr. Jordan remains on the Board of Directors.

(4) One seat on the Board was vacated when Guillermo G. Marmol resigned as Chief Executive Officer and director in September 2000. In addition, on May 4, 2001, the Board increased the size of the Board from eight to nine. On
    May 4, 2001, the Board appointed Messrs. Pearlman and Richman to fill the vacancies caused by Mr. Marmol's resignation and by the increase in the size of the Board.

(5) Non-voting member of Compensation Committee.

    DONALD S. PERKINS has served as our Chairman since May 2001, and has been a director since November 1999. From 1953 through June 1983, Mr. Perkins served in various positions with Jewel Companies, Inc., a diversified retailer, including service as Chairman of the Board and Chief Executive Officer from 1970 to 1980 and as Chairman of the Executive Committee from 1980 until his retirement in 1983. From 1959 through the present, Mr. Perkins has served on the Boards of Directors of various public, private and non-profit institutions, including past service on the Board of Directors of each of American Telephone & Telegraph Company, Eastman Kodak Company, Firestone Tire & Rubber, Kmart Corporation, Lucent Technologies Inc. and Time Warner Inc. Mr. Perkins is currently a member of the Board of Directors of each of AON Corporation, Nanophase Technologies Corporation and LaSalle Hotel Properties.

    RANDOLPH L. AUSTIN has been a director since the closing of our initial public offering in September 1999. From January 1999 until present, Mr. Austin has also been an advisor to Bertelsmann Ventures. From January 1998 to December 1998, Mr. Austin was President and Chief Executive Officer of BOL, Bertelsmann Online, Bertelsmann's global electronic commerce business. From November 1995 to December 1997, Mr. Austin held various positions with Prodigy, Inc., his last position being Senior Vice President, Sales & Business Development. From September 1990 to November 1995, Mr. Austin served in various capacities, including Senior Engagement Manager, at McKinsey & Company, Inc.

    THOMAS G. BEVIVINO has been our Chief Financial Officer and Secretary since December 1999 and served as our Vice President of Finance from July 1999 until December 1999. From March 1999 until July 1999, Mr. Bevivino performed financial and accounting services for us through ARC Group LLC, his specialist financial advisory and transactions support firm. From June 1986 to June 1988, Mr. Bevivino served as a staff accountant at Kreischer Miller & Co., an accounting, auditing and financial advisory firm. After receiving his CPA in June 1988, Mr. Bevivino served as a Senior Accountant at Kreischer Miller from June 1988 to August 1990. From August 1990 to December 1991, Mr. Bevivino served as the corporate controller of Realen Homes, a real estate developer. In December 1991, Mr. Bevivino rejoined Kreischer Miller where he worked until March 1999, departing as a Senior Engagement Manager. Mr. Bevivino is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

    JAMES R. COREY has been our Chief Executive Officer since September 2000 and our President and a director since the closing of our initial public offering in September 1999. Mr. Corey also served as our Chief Operating Officer from the closing of our initial public offering until December 2000. Mr. Corey served as Managing Director of Potomac Partners from September 1997 until September 1999. Prior to joining Potomac Partners, Mr. Corey served as Co-Chief Operating Officer of AT&T Solutions and Managing Partner of their Consulting Division from June 1995 until September 1997. From June 1994 to June 1995, Mr. Corey served as President of the Worldwide Services Organization of Unisys Corporation. From December 1989 until June 1994 Mr. Corey was a partner in the Los Angeles office of McKinsey & Company, Inc. Previously, Mr. Corey was a Partner at Andersen Consulting in Chicago.

    MICHAEL J. DOLAN has been a director since the closing of our initial public offering in September 1999. Since July 1996, Mr. Dolan has also served as Vice Chairman, Chief Financial Officer and a director of Young & Rubicam Inc., an international marketing and communications services firm. From August 1991 to July 1996, Mr. Dolan was President and Chief Executive Officer of the joint venture, Snack Ventures Europe, between PepsiCo Foods International and General Mills.

    MICHAEL H. JORDAN has been a director since the closing of our initial public offering in September 1999. He also served as our Chairman from the closing of our initial public offering in September 1999 until May 2001, and has served as an advisor to us since January 1, 1999. Mr. Jordan retired in December 1998 as Chairman and Chief Executive Officer of CBS Corporation, formerly Westinghouse Electric Corporation, positions he held since June 1993. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier & Rice, Inc. from September 1992 through June 1993. From 1974 until 1992, Mr. Jordan held various management positions at PepsiCo, Inc., his last position being Chief Executive Officer of PepsiCo International. From 1964 to 1974, Mr. Jordan held various positions, including Partner at McKinsey & Company, Inc., an international management consulting firm. Mr. Jordan is also a member of the Boards of Directors of Aetna, Inc., Dell Computer Corp. and Marketwatch.com. Mr. Jordan is a member of the President's Export Council, Chairman of the U.S.-Japan Business Council, Chairman of The College Fund/UNCF and Chairman of the Policy Board of the Americans for the Arts.

    JERRY K. PEARLMAN has been a director since May 2001. From 1971 through 1995, Mr. Pearlman served in various capacities with Zenith Electronics Corporation, including as Chief Executive Officer from June 1983 to June 1995 and as Chairman from June 1984 to November 1995. From September 1996 through the present, Mr. Pearlman has served as a director of Ryerson-Tull, Inc., a steel and metals service center and distributor, and from April 1999 through the present, as a director of Nanophase Technologies Corporation, a firm that engineers and manufactures nanocrystalline materials. In addition, from 1984 through the present, he has served as a director of Smurfit-Stone Container Corporation, a corrugated paper and box maker. Mr. Pearlman also serves as a member of the executive committee for Northwestern University and as a director of Evanston Northwestern Healthcare. He is also a retired director of First Chicago Corporation.

    K. DAVID QUACKENBUSH, JR. has served as our Chief Operating Officer since March 2001. Mr. Quackenbush served as our Executive Vice President of Implementation Services from October 2000 until March 2001, served as Managing Director, Central Region from January 2000 until September 2000 and has led our Central Region since November 1999. From July 1998 until November 1999,
Mr. Quackenbush served as Principal in charge of the Houston and Energy Business Units of Align, one of the eight companies acquired by Luminant simultaneously with our initial public offering. From August 1993 until July 1998, Mr. Quackenbush was Director of Per-Se Technologies, a provider of software and information system services to the healthcare industry.

    JOHN M. RICHMAN has been a director since May 2001. Mr. Richman has served as a Trustee of Archstone Communities since July 1998. He served as counsel to the law firm of Wachtell, Lipton, Rosen & Katz from January 1990 to
October 1996, and from April 1997 to present. Mr. Richman is a retired director of R.R. Donnelley & Sons Company, and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997. He served as Chairman and CEO of Kraft Foods from 1979 until 1989 and was a Vice Chairman of Philip Morris Companies from 1989 to 1990. Prior to 1979, Mr. Richman served as Senior Vice President-Administration and General Counsel of Kraft Foods. He currently serves as a director of Evanston Northwestern Healthcare, Chicago Council on Foreign Relations and Lyric Opera of Chicago, and as a Life Trustee of the Chicago Symphony Orchestra and Northwestern University. Mr. Richman is also a retired director of BankAmerica Corporation, Bank of America National Trust and Savings Association and USX Corporation.

    RICHARD M. SCRUGGS has been our Vice Chairman and a director since the closing of our initial public offering in September 1999, and has served as our Executive Vice President of Corporate Development since September 2000.
Mr. Scruggs also served as our Executive Vice President of Client Development from September 1999 through September 2000. Mr. Scruggs served as President, Chief Executive Officer and Chairman of the Board of Align from October 1996 until September 1999. From January 1996 until October 1996, Mr. Scruggs served as Chief Operating Officer of Rothwell Systems, which was later purchased by Perot Systems, Inc. From May 1990 until January 1996, Mr. Scruggs served in a variety of capacities at BSG Alliance/IT, including Managing Director of Business Development and Managing Director of the Houston office. BSG Alliance/IT is a firm specializing in client server systems integration.

    MICHAEL E. SMITH has served as our Executive Vice President of Strategy Services since October 2000, served as our Managing Director, Strategy since February 2000 and has led the strategy practice since September 1999. From January 1996 until September 1999, Mr. Smith served as a Vice President of Mercer Management Consulting, a corporate strategy consulting firm. From January 1991 until January 1996, Mr. Smith served as a Vice President for Visa International, a full-service payment card provider.

    GEORGE P. STAMAS has been a director since May 1999. Since January 2000,
Mr. Stamas has served as a Vice Chair of Deutsche Banc Alex. Brown, an investment bank. From April 1996 through January 2000, Mr. Stamas was a partner with the law firm of Wilmer, Cutler & Pickering and now serves as a consultant to Wilmer, Cutler & Pickering. From 1983 until April 1996, Mr. Stamas was a partner at Piper & Marbury L.L.P. Mr. Stamas is general counsel to and a limited partner of, the Baltimore Orioles baseball team. Mr. Stamas also serves on the Board of Directors of FTI Consulting, Inc., a provider of litigation support services, Aether Systems Inc., a provider of wireless data services, and Metrocall, Inc., a provider of messaging services.

    Our Board of Directors consists of nine directors, which number may be changed by the Board of Directors. On May 4, 2001, the Board increased the size of the Board from eight to nine and appointed Messrs. Pearlman and Richman to fill the two vacancies that then existed on the Board. Mr. Dolan was appointed to our Board of Directors pursuant to an agreement between us and Young & Rubicam. If the size of the Board is increased to eleven or more, Young & Rubicam will have the right to nominate an additional director to our Board. Messrs. Corey and Scruggs were appointed to our Board of Directors pursuant to the agreements by which we acquired Potomac Partners Management Consulting, LLC and Align Solutions Corp., respectively, two of the eight businesses we acquired in connection with our initial public offering (we will refer to these eight businesses in this Proxy Statement as the "eight companies" or "eight businesses").

    Our Board of Directors met eight times during 2000. Each of the current directors attended, either in person or by telephone, at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which such director served.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE

    Our Board of Directors has established an Audit Committee comprised solely of independent directors (as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards), consisting of Messrs. Austin, Pearlman, Perkins, and Richman, with Mr. Austin serving as chairman of the Audit Committee. Messrs. Pearlman and Richman were appointed to the Audit Committee when they were appointed to the Board of Directors on May 4, 2001. The Board has adopted a written charter under which the Audit Committee operates. A copy of the current charter is attached to this proxy statement as Annex A. The responsibilities of the Audit Committee include:

        (1) recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

        (2) reviewing the proposed scope of the audit;

        (3) approving the audit fees to be paid;

        (4) reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

        (5) reviewing and approving transactions between us and our directors, officers and affiliates.

The Audit Committee met once during 2000.

    COMPENSATION COMMITTEE

    Our Board of Directors has also established a Compensation Committee comprised solely of non-employee directors, consisting of Messrs. Austin, Dolan, Jordan, Pearlman, Perkins, Richman and Stamas. Mr. Stamas is a non-voting member of the compensation committee. Messrs. Pearlman and Richman were appointed to the Compensation Committee when they were appointed to the Board of Directors on May 4, 2001. The Compensation Committee (1) provides a general review of our compensation plans to ensure that they meet corporate objectives and
(2) administers our stock plans. When compensation is not determined under the terms of an employment agreement, the Compensation Committee will: determine the compensation of senior executive officers (such as the Chief Executive Officer and Chief Financial Officer); determine the compensation for other officers or delegate such determination to the Chief Executive Officer; grant options, stock or other equity interests under our stock option or other equity-based incentive plans; and administer those plans and, where such plans specify, our other employee benefit plans. The Compensation Committee met ten times during 2000.

DIRECTOR COMPENSATION

    Directors who are also our employees do not receive additional compensation for serving as directors. Upon joining the Board of Directors, non-employee directors receive an option to purchase 9,000 shares of common stock under our long-term incentive plan at an exercise price equal to the market value per share of common stock on the date of grant. In addition, under our long-term incentive plan, each non-employee director is granted an annual option to purchase 6,000 shares at each annual meeting of our stockholders at which the director is re-elected or remains a director. Each of these options has an exercise price equal to the market value per share of common stock on the date of grant. A director who receives formula options can generally exercise them beginning six months after receipt, as to one-sixth of the shares and as to an additional one-sixth every following six months. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees of the Board of Directors, in their capacity as directors. Directors may also receive additional, discretionary option grants, upon joining the Board of Directors and thereafter.

    The following table describes all option grants, including both formula grants and discretionary grants, made to our non-employee directors during the fiscal year ended December 31, 2000. With respect to each specific grant of options described below, (1) one-sixth of the options granted are exercisable beginning six months after the date of grant and an additional one-sixth of the options granted are exercisable every following six months, and (2) each of the options granted expires on the tenth anniversary of the applicable grant date.

                                                                                     NUMBER OF SHARES
                                                                                     OF COMMON STOCK
                                                                                        UNDERLYING
NAME                                                   GRANT DATE   EXERCISE PRICE   OPTIONS GRANTED
----                                                   ----------   --------------   ----------------
Randolph L. Austin...................................    3/15/00    $18.375/share          6,000
                                                         7/05/00    $  8.50/share          1,320
                                                        11/30/00    $ .9375/share         50,000

Michael J. Dolan.....................................    3/15/00    $18.375/share          6,000
                                                         7/05/00    $  8.50/share          1,320
                                                        11/30/00    $ .9375/share         50,000

Michael H. Jordan....................................    3/15/00    $18.375/share          6,000
                                                         7/05/00    $  8.50/share          1,320
                                                        11/30/00    $ .9375/share         50,000

Donald S. Perkins....................................    3/15/00    $18.375/share          6,000
                                                         7/05/00    $  8.50/share          1,320
                                                        11/30/00    $ .9375/share         50,000

George P. Stamas.....................................    3/15/00    $18.375/share          6,000
                                                         7/05/00    $  8.50/share          1,320
                                                        11/30/00    $ .9375/share         50,000

    Mr. Dolan, who is Chairman and Chief Executive Officer of Young & Rubicam, has agreed to serve on our Board of Directors at the request of Young & Rubicam. Mr. Dolan has assigned to Young & Rubicam the net proceeds received by him in connection with any exercise of options we grant to him for serving on our Board of Directors and sale by him of the underlying shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of Luminant's Board of Directors consists solely of seven non-employee directors, of whom one is a non-voting member.
Messrs. Pearlman and Richman were appointed members of the Compensation Committee when they were appointed to the Board of Directors on May 4, 2001. Their names are not included beneath this report because they did not participate in the deliberations concerning compensation for the year 2000.

    The Compensation Committee is responsible for determining all compensation paid or awarded to Luminant's key executive officers for periods after Luminant became a public company. The following sections on Philosophy, Base Salary, Cash Bonus and Stock Options describe the framework, which have guided or will guide the Compensation Committee regarding decisions not covered by the executive officers' employment agreements.

    PHILOSOPHY. The Compensation Committee's goal is to recruit and retain an executive team of superior talent. To do so, the Committee attempts to offer competitive and fair compensation that rewards executives for exceptional performance and holds them accountable for Luminant's performance. Particular objective factors that the Committee believes are important in assessing performance include growth in the number of customers for Luminant's services; growth in revenue, earnings before interest expense, taxes, depreciation, and amortization; and earnings per share.

    In establishing appropriate levels for base salary, the Compensation Committee will consider the market for senior executives of public companies in businesses comparable to Luminant's, based on their own business experience. The Committee will also consider the particular officer's overall contributions to Luminant over the past year and since its inception. Annual performance bonuses are based on the Compensation Committee's evaluation of the executive's performance in achieving several specified annual goals. Option grants are designed to reward an executive officer for his overall contribution to Luminant and to serve as an incentive to achieve Luminant's goal of increasing shareholder value.

    Executive officers' compensation consists primarily of three components:
(i) base salary, (ii) cash bonus, and (iii) stock options.

    BASE SALARY. The Committee will establish base salaries after considering a variety of factors that determine an executive's value to Luminant, including the individual's knowledge, experience, and accomplishments and the level of responsibility assumed. The Committee also will set base salaries at levels it considers necessary to retain key employees.

    CASH BONUS. The Committee will determine the cash bonus of the executive officers on an annual basis. Cash bonuses are based on many factors which include, but are not limited to, the Committee's overall qualitative evaluation of the performance and accomplishments of each executive officer for the year, the company's performance, cash requirements, market conditions, economic factors, service capacity, expected growth, and financial performance.

    STOCK OPTIONS. The Committee believes achievement of Luminant's goals may be fostered by a stock option program that is tailored to employees who significantly enhance Luminant's value. Accordingly, during the fiscal year ended December 31, 2000, the Committee or the Board granted employees options to purchase 9,202,712 shares of Common Stock. Named executive officers received options with respect to 1,360,485 shares of Common Stock.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. James R. Corey is one of Luminant's largest stockholders. His financial well being is therefore directly tied to Luminant's performance as reflected in the price per share of Common Stock. For his services as Luminant's Chief Executive Officer, the Committee, in 2000, authorized an increase in Mr. Corey's base salary from $275,000 to $300,000 subject to discussions with Mr. Corey as to whether any portion of such salary should be paid in options. In 2000, the Committee authorized the Company to grant Mr. Corey options to purchase

23,460 shares of the Company's common stock. In doing so, the Committee considered the successful completion of Luminant's restructuring plan and the continuing progress in developing new opportunities for Luminant with existing and prospective clients.

    Mr. Guillermo Marmol, who ceased to be the Chief Executive Officer as of September 26, 2000, received severance and acceleration of option exercisability on an agreed basis in accordance with his pre-existing employment agreement.

    COMPENSATION DEDUCTION LIMIT. The Securities and Exchange Commission requires that this report comment on Luminant's policy with respect to a special rule under the tax laws, section 162(m) of the Internal Revenue Code. That section limits, with exceptions described below, the compensation that a corporation can deduct for payments to a chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. A company can deduct compensation (including from exercising options) in excess of $1 million if it pays the compensation under a plan that its shareholders approve and that is performance-related. Option exercises are typically deductible under such a plan if granted with exercise prices at or above the market price when granted or if grandfathered because granted before the public offering. The Committee's policy with respect to the compensation deduction limit is to make every reasonable effort to ensure that compensation likely to be received by a senior executive is deductible under section 162(m), while at the same time giving Company executives incentives to stay with and enhance Luminant's value. The Committee believes, however, that compensation exceeding the $1 million deduction limit should not be ruled out where such compensation is justified based on the executive's value to Luminant and its shareholders. The Committee believes that no executive compensation expenses paid in 2000 will be non-deductible under section 162(m).

    This Report should not be considered incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, unless the report is specifically incorporated by reference.

                               Randolph L. Austin
                                  Michael J. Dolan
                                  Michael H. Jordan
                                  Donald S. Perkins
                                  George P. Stamas

AUDIT COMMITTEE REPORT

    The Audit Committee's purpose is to assist the Board of Directors in its oversight of Luminant's internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the National Association of Securities Dealers. Each of the members of the Audit Committee is financially literate, and at least one member has accounting or related financial management experience. The Committee operates pursuant to a written charter that was adopted by the Board on May 22, 2000. A copy of the current charter is attached to this proxy statement as Annex A.

    Management is responsible for the preparation, presentation and integrity of Luminant's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

    In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

    Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Luminant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Luminant's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Arthur Andersen LLP is in fact "independent."

    This Report should not be considered incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, unless the report is specifically incorporated by reference.

    Messrs. Pearlman and Richman were appointed to the Audit Committee when they were appointed to the Board of Directors on May 4, 2001. Messrs. Pearlman and Richman's names do not appear beneath this report because they did not participate in the audit committee deliberations described above.

    Respectfully submitted on May 8, 2001 by the members of the Audit Committee of the Board of Directors:

                          Randolph L. Austin, Chairman
                              Donald S. Perkins

EXECUTIVE COMPENSATION

    We were founded in August 1998, did not conduct any operations in 1998 and, accordingly, did not pay any compensation to our executive officers for the year ended December 31, 1998. The following table summarizes the compensation paid to or earned by our Chief Executive Officer, another individual who served as our Chief Executive Officer during part of 2000, our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2000 and whose salary and bonus for services rendered in all capacities to Luminant for the fiscal year ended December 31, 2000 exceeded $100,000, and two additional individuals for whom disclosure would have been provided as one of Luminant's most highly compensated executive officers but for the fact that such individual was no longer serving as an executive officer as of December 31, 2000. We will use the term "named executive officers" to refer to these people elsewhere in this proxy statement.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)                 LONG-TERM COMPENSATION
                                 ----------------------------------------------   --------------------------
                                                                                            AWARDS
                                                                                  --------------------------

                                                                                                SECURITIES
                                                                  OTHER ANNUAL    RESTRICTED    UNDERLYING
NAME & PRINCIPAL                             SALARY     BONUS     COMPENSATION      STOCK      OPTIONS/SARS
POSITION                           YEAR       ($)        ($)           ($)         AWARD(S)         (#)
----------------                 --------   --------   --------   -------------   ----------   -------------
James R. Corey, ...............    2000     222,407         --           --(2)           --         23,460
PRESIDENT & CHIEF EXECUTIVE        1999      76,313     34,375                           --             --
OFFICER(3)

Richard M. Scruggs, ...........    2000     258,333         --           --(2)           --        261,970
VICE CHAIRMAN & EXECUTIVE VICE     1999      61,016     26,000                           --         50,934(4)
PRESIDENT OF CORPORATE
DEVELOPMENT(4)

Thomas G. Bevivino, ...........    2000     213,358         --           --              --        229,815
CHIEF FINANCIAL OFFICER &          1999      57,788    101,063       80,000(5)           --         60,000
SECRETARY(5)

Michael E. Smith, .............    2000     260,000    110,000             (2)           --        264,630
EXECUTIVE VICE PRESIDENT OF
STRATEGY SERVICES(6)

K. David Quackenbush, .........    2000     287,500         --             (2)           --        263,970
CHIEF OPERATING OFFICER(7)

Guillermo G. Marmol, ..........    2000     200,850         --           --(2)           --         28,200
FORMER CHIEF EXECUTIVE             1999     112,692    125,000                           --      1,195,115
OFFICER(8)

Scott A. Williamson, ..........    2000     245,000         --             (2)           --        261,970
VICE PRESIDENT OF ENABLING
SOLUTIONS(9)

Morris W. Markel, .............    2000     239,583         --             (2)           --         26,470
FORMER MANAGING DIRECTOR OF
EASTERN REGION(10)

                                  LONG-TERM COMPENSATION
                                 -------------------------
                                          PAYOUTS
                                 -------------------------
                                   LONG-
                                   TERM
                                 INCENTIVE
                                   PLAN        ALL OTHER
NAME & PRINCIPAL                  PAYOUTS    COMPENSATION
POSITION                            ($)           ($)
----------------                 ---------   -------------
James R. Corey, ...............       --            --
PRESIDENT & CHIEF EXECUTIVE           --            --
OFFICER(3)
Richard M. Scruggs, ...........       --            --
VICE CHAIRMAN & EXECUTIVE VICE        --           372
PRESIDENT OF CORPORATE
DEVELOPMENT(4)
Thomas G. Bevivino, ...........       --            --
CHIEF FINANCIAL OFFICER &             --            --
SECRETARY(5)
Michael E. Smith, .............       --            --
EXECUTIVE VICE PRESIDENT OF
STRATEGY SERVICES(6)
K. David Quackenbush, .........       --            --
CHIEF OPERATING OFFICER(7)
Guillermo G. Marmol, ..........       --        87,361
FORMER CHIEF EXECUTIVE                --            --
OFFICER(8)
Scott A. Williamson, ..........       --            --
VICE PRESIDENT OF ENABLING
SOLUTIONS(9)
Morris W. Markel, .............       --        10,417
FORMER MANAGING DIRECTOR OF
EASTERN REGION(10)

------------------------------

 (1) Amounts shown reflect compensation earned in the period presented, although payments earned in prior periods may have been paid in the period presented and compensation earned in the period presented may have been paid in a subsequent period.

 (2) The amount does not equal or exceed the lesser of $50,000 or 10% of compensation.

 (3) Prior to September 1999, Mr. Corey was a Managing Director and owner of Potomac Partners Management Consulting LLC. Upon our acquisition of Potomac Partners Management Consulting in September 1999, Mr. Corey was appointed our President and Chief Operating Officer. Mr. Corey was also appointed our Chief Executive Officer in September 2000.

 (4) Prior to September 1999, Mr. Scruggs was President, Chief Executive Officer, Chairman of the Board and an owner of Align Solutions Corp. Upon our acquisition of Align Solutions Corp. in September 1999, Mr. Scruggs was appointed Vice Chairman and Executive Vice President of Client Development. The number of securities under the heading "Securities Underlying Options/SARS" represents the number of Luminant shares underlying options issued to Mr. Scruggs in 1999 to replace options he held in Align Solutions Corp. at the time of acquisition by Luminant. The amount set forth in the column titled "All Other Compensation" represents premiums paid by Luminant in 1999 for life insurance policies held by Mr. Scruggs.

 (5) Mr. Bevivino performed financial advisory and consulting services for us from March 1999 until June 1999, when he was appointed our Vice President of Finance. Mr. Bevivino served as our Vice President of Finance from June 1999 until December 1999, when he was appointed our Chief Financial Officer and Secretary. The amounts set forth for Mr. Bevivino for 1999 in the columns titled "Salary" and "Bonus" reflect all amounts paid to Mr. Bevivino for his services to Luminant as a Vice President of Finance, Chief Financial Officer and Secretary during 1999. The amount set forth for Mr. Bevivino for 1999 in the column titled "Other Annual Compensation" reflects amounts paid to Mr. Bevivino during 1999 as a result of financial advisory and consulting services provided to Luminant by ARC Group LLC, a firm in which Mr. Bevivino held a 50% ownership interest.

 (6) Mr. Smith was appointed Executive Vice President of Strategy Services in February 2000.

 (7) Mr. Quackenbush was appointed Executive Vice President of Implementation Services in February 2000 and was appointed Chief Operating Officer in March 2001.

 (8) Mr. Marmol served as our Chief Executive Officer from August 1998 until September 2000. The amount set forth in the column titled "All Other Compensation" represents severance payments, payments for accrued vacation, and health insurance premiums paid by Luminant during 2000. Mr. Marmol is entitled to additional severance amounts as described in "--Severance Agreements" below.

 (9) Mr. Williamson was appointed Managing Director of the Western Region in February 2000. The Managing Director position was removed from the executive officer level as part of Luminant's September 2000 restructuring. Accordingly, Mr. Williamson was no longer an executive officer after September 2000. Mr. Williamson is currently Vice President of Enabling Solutions.

 (10) Mr. Markel was appointed Managing Director of the Eastern Region in February 2000. Mr. Markel terminated his employment with Luminant in December 2000. The amount set forth in the column titled "All Other Compensation" represents severance payments paid by Luminant during 2000. Mr. Markel is entitled to additional severance amounts as described in "--Severance Agreements" below.

EMPLOYMENT AGREEMENTS

    As of September 16, 1999, we entered into an employment agreement with James
R. Corey, our Chief Executive Officer and President, for the period through September 16, 2002. Mr. Corey currently receives an annual salary of $300,000 plus a bonus of up to the same amount. Mr. Corey receives the same benefits as our other employees and will be eligible to receive options under Luminant's long-term incentive plan. Upon a change of control of Luminant, all of Mr. Corey's options will become immediately exercisable. We may terminate
Mr. Corey's agreement for cause or upon death or disability. Cause includes a material breach of Mr. Corey's obligations or Mr. Corey's gross negligence, conviction for, or plea of no contest to, a charge of commission of a felony, a breach by Mr. Corey of his non-compete or confidentiality agreement, or if Mr. Corey interfered with our relationship with any client, supplier or other person. Mr. Corey may terminate his employment with us with or without good reason. Good reason means if we materially violate the employment agreement or if we relocate his primary office by more than 35 miles from Herndon, Virginia. If Mr. Corey resigns or we terminate his employment with or without cause or because of death or disability, we will pay Mr. Corey any unpaid portion of his salary pro-rated through the date of actual termination, reimburse business expenses, pay accrued vacation and pay health insurance premiums for that period. In addition, if we terminate Mr. Corey's employment without cause or he resigns for good reason, Mr. Corey will receive a severance payment equal to his base salary for a period of 18 months following the termination, the pro rata share of the bonus for the year of his termination, continuation of his benefits and acceleration of the next sixth of his options. Mr. Corey is subject to covenants intended to bar his competition and solicitation of clients or employees during his employment and for one year after his employment ends for any reason.

    As of September 16, 1999, we entered into an employment agreement with Richard M. Scruggs, our Vice Chairman and Executive Vice President of Corporate Development, for the period through September 16, 2002. Mr. Scruggs currently receives an annual salary of $290,000 plus a bonus of up to the same amount. Mr. Scruggs receives the same benefits as our other employees and will be eligible to receive options under Luminant's long-term incentive plan. Upon a change of control of Luminant, all of Mr. Scruggs's options will become immediately exercisable. We may terminate Mr. Scruggs's agreement for cause or upon death or disability. Cause includes a material breach of Mr. Scruggs's obligations or Mr. Scruggs's gross negligence, conviction for, or plea of no contest to, a charge of commission of a felony, a breach by Mr. Scruggs of his non-compete or confidentiality agreement, or if Mr. Scruggs interfered with our relationship with any client, supplier or other person. Mr. Scruggs may terminate his employment with us with or without good reason. Good reason means if we materially violate the employment agreement or if we relocate his primary office by more than 35 miles from Harris County,

Texas. If Mr. Scruggs resigns or we terminate his employment with or without cause or because of death or disability, we will pay Mr. Scruggs any unpaid portion of his salary pro-rated through the date of actual termination, reimburse business expenses, pay accrued vacation and pay health insurance premiums for that period. In addition, if we terminate Mr. Scruggs's employment without cause or he resigns for good reason, Mr. Scruggs will receive a severance payment equal to his base salary for a period of 18 months following the termination, the pro rata share of the bonus for the year of his termination, continuation of his benefits and acceleration of the next sixth of his options. Mr. Scruggs is subject to covenants intended to bar his competition and solicitation of clients or employees during his employment and for one year after his employment ends for any reason.

    As of June 28, 1999, we entered into an employment agreement with Thomas G. Bevivino, our Chief Financial Officer and Secretary, for the period through June 28, 2002. Mr. Bevivino currently receives an annual salary of $287,000 plus a bonus of up to the same amount. Under the agreement, in connection with our initial public offering we granted Mr. Bevivino options to acquire 60,000 shares of common stock under our long-term incentive plan, exercisable at the initial public offering price of $18.00 per share. The options become exercisable in sixths every sixth months after the date we granted them and will remain exercisable for up to 10 years after the date of the grant. Mr. Bevivino will receive the same benefits as our other employees and will be eligible to receive options under Luminant's long-term incentive plan. We may terminate
Mr. Bevivino's agreement with or without cause or upon death or disability. Cause includes a material breach of Mr. Bevivino's obligations or Mr. Bevivino's gross negligence, conviction for, or plea of no contest to, a charge of commission of a felony, a breach by Mr. Bevivino of his non-compete or confidentiality agreement, or if Mr. Bevivino interfered with our relationship with any client, supplier or other person. Mr. Bevivino may terminate his employment with us with or without good reason. Good reason means if we materially violate the employment agreement. If Mr. Bevivino resigns or we terminate his employment with or without cause or because of death or disability, we will pay Mr. Bevivino any unpaid portion of his salary pro-rated through the date of actual termination, reimburse business expenses, pay accrued vacation and pay health insurance premiums for that period. In addition, if we terminate Mr. Bevivino's employment without cause or he resigns for good reason, Mr. Bevivino will receive a severance payment equal to his base salary for a period of 18 months following the termination and the pro rata share of the bonus for the year of his termination, continuation of his benefits and acceleration of the next sixth of his options. Mr. Bevivino is subject to covenants intended to bar his competition and solicitation of clients or employees during his employment and for one year after his employment ends for any reason.

    As of September 16, 1999, we entered into an employment agreement with Michael E. Smith, our Executive Vice President of Strategy Services, for the period through September 16, 2002. Mr. Smith currently receives an annual salary of $290,000 plus a bonus of up to the same amount. Mr. Smith will receive the same benefits as our other employees and will be eligible to receive options under Luminant's long-term incentive plan. We may terminate Mr. Smith's agreement for cause or upon death or disability. Cause includes a material breach of Mr. Smith's obligations or Mr. Smith's gross negligence, conviction for, or plea of no contest to, a charge of commission of a felony, a breach by Mr. Smith of his non-compete or confidentiality agreement, or if Mr. Smith interfered with our relationship with any client, supplier or other person.
Mr. Smith may terminate his employment with us with or without good reason. Good reason means if we materially violate the employment agreement or if we relocate his primary office by more than 35 miles from his primary office as of December 31, 1998. If Mr. Smith resigns or we terminate his employment with or without cause or because of death or disability, we will pay Mr. Smith any unpaid portion of his salary pro-rated through the date of actual termination, reimburse business expenses, pay accrued vacation and pay health insurance premiums for that period. In addition, if we terminate Mr. Smith's employment without cause or he resigns for good reason, Mr. Smith will receive a severance payment equal to his base salary for a period of 18 months following the termination, the pro rata share of the bonus for the year of his termination, continuation of his benefits and acceleration of the next sixth of his options. Mr. Smith is subject to covenants intended to bar his competition and solicitation of clients or employees during his employment and for one year after his employment ends for any reason.

    As of September 16, 1999, we entered into an employment agreement with K. David Quackenbush, our Chief Operating Officer, for the period through September 16, 2002. Mr. Quackenbush currently receives an annual salary of $400,000 plus a bonus of up to forty percent of that amount. Mr. Quackenbush will receive the same benefits as our other employees and will be eligible to receive options under Luminant's long-term incentive plan. We may terminate
Mr. Quackenbush's agreement for cause or upon death or disability. Cause includes a material breach of Mr. Quackenbush's obligations or Mr. Quackenbush's gross negligence, conviction for, or plea of no contest to, a charge of commission of a felony, a breach by Mr. Quackenbush of his non-compete or confidentiality agreement, or if Mr. Quackenbush interfered with our relationship with any client, supplier or other person. Mr. Quackenbush may terminate his employment with us with or without good reason. Good reason means if we materially violate the employment agreement or if we relocate his primary office outside of Harris County, Texas and the surrounding counties. If
Mr. Quackenbush resigns or we terminate his employment with or without cause or because of death or disability, we will pay Mr. Quackenbush any unpaid portion of his salary pro-rated through the date of actual termination, reimburse business expenses, pay accrued vacation and pay health insurance premiums for that period. In addition, if we terminate Mr. Quackenbush's employment without cause or he resigns for good reason, Mr. Quackenbush will receive a severance payment equal to his base salary for a period of 18 months following the termination, the pro rata share of the bonus for the year of his termination, continuation of his benefits and acceleration of the next sixth of his options. Mr. Quackenbush is subject to covenants intended to bar his competition and solicitation of clients or employees during his employment and for one year after his employment ends for any reason.

SEVERANCE AGREEMENTS

    Mr. Marmol served as our Chief Executive Officer and director until his resignation from both capacities in September 2000. Mr. Marmol was party to an employment agreement with us during his tenure as our Chief Executive Officer and entered into a severance agreement with us upon termination of his employment with us. Under the severance agreement, Mr. Marmol is receiving monthly payments of $27,500 from November 1, 2000 through December 31, 2001 and bonuses of $330,000 on each of February 28, 2001 and 2002. His outstanding options (including those exercisable at the initial public offering price plus those exercisable at the market price on the date of each subsequent grant) became fully exercisable and will remain exercisable until October 2003.
Mr. Marmol is subject to covenants intended to bar his competition through December 2001 and solicitation of clients or employees through December 2002.

    Mr. Markel served as our Managing Director of the Eastern Region until his resignation in December 2000. As per the employment agreement Mr. Markel had entered into with us, he is receiving monthly severance payments of $20,833 from December 2000 through September 2001.

OPTION GRANTS

    The following table provides information on options granted to the named executive officers during 2000:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                NUMBER OF          % OF TOTAL
                                SECURITIES        OPTIONS/SARS
                                UNDERLYING         GRANTED TO        EXERCISE OR
                               OPTIONS/SARS       EMPLOYEES IN       BASE PRICE       EXPIRATION         GRANT DATE
NAME                            GRANTED(#)       FISCAL YEAR(1)       ($/SHARE)          DATE         PRESENT VALUE(2)
----                           ------------      --------------      -----------      ----------      ----------------
James R. Corey...............      12,000(3)          0.13%            $18.375          3/15/10           $159,600
                                   11,460(3)          0.12%            $  8.50          7/05/10           $ 72,083

Richard M. Scruggs...........       9,000(3)          0.10%            $18.375          3/15/10           $119,700
                                    2,970(3)          0.03%            $  8.50          7/05/10           $ 18,681
                                  250,000(4)          2.72%            $0.9375         11/30/10           $180,000

Thomas G. Bevivino...........      15,000(3)          0.16%            $ 35.56          1/14/10           $385,650
                                    5,500(3)          0.06%            $18.375          3/15/10           $ 73,150
                                    9,315(3)          0.10%            $  8.50          7/05/10           $ 58,591
                                  200,000(5)          2.17%            $0.9375         11/30/10           $144,000

Michael E. Smith.............      11,000(3)          0.12%            $18.375          3/15/10           $146,300
                                    3,630(3)          0.04%            $  8.50          7/05/10           $ 22,833
                                  250,000(4)          2.72%            $0.9375         11/30/10           $180,000

K. David Quackenbush.........       9,000(3)          0.10%            $18.375          3/15/10           $119,700
                                    2,000(3)          0.02%            $ 11.03          6/05/10           $ 16,160
                                    2,970(3)          0.03%            $  8.50          7/05/10           $ 18,681
                                  250,000(4)          2.72%            $0.9375         11/30/10           $180,000

Guillermo G. Marmol..........      15,000(6)          0.16%            $18.375         10/31/03           $199,500
                                   13,200(6)          0.14%            $  8.50         10/31/03           $ 83,028

Scott A. Williamson..........       9,000(3)          0.10%            $18.375          3/15/10           $119,700
                                    2,970(3)          0.03%            $  8.50          7/05/10           $ 18,681
                                  250,000(4)          2.72%            $0.9375         11/30/10           $180,000

Morris W. Markel.............      13,000(7)          0.14%            $18.375          3/15/01(7)        $172,900
                                      500(7)          0.01%            $  8.06          3/15/01(7)        $  2,905
                                    2,970(7)          0.03%            $  8.50          3/15/01(7)        $ 18,681
                                   10,000(7)          0.11%            $0.9375          3/15/01(7)        $  7,200

------------------------

(1) The percentages in the table above are based on options to purchase 9,202,712 shares of common stock granted under our stock option plan in the year ended December 31, 2000 to our employees.

(2) In the table above, the value of options granted is based on a Black-Scholes pricing model with a weighted average volatility of 121.41%, a risk-free rate of return of 5.71%, a dividend yield of 0%, and exercise of options five years from date of grant. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price to volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on Luminant's financial results using the Black-Scholes valuation method, see
    Note 12 in the Notes to Consolidated Financial Statements in the

    Luminant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended.

(3) One-sixth of the options granted become exercisable six months after the date of grant and an additional one-sixth of the options granted become exercisable every following six months.

(4) Approximately 16,666 of the options granted become exercisable six months after the date of grant and approximately 16,666 of the options granted become exercisable every following six months. 150,000 of the options granted become exercisable on November 30, 2003.

(5) One-sixth of the options granted become exercisable six months after the date of grant and an additional one-sixth of the options granted become exercisable every following six months. 100,000 of the options granted become exercisable on November 30, 2003.

(6) 100% of options granted became excercisable on October 31, 2000, per a severance agreement entered into with Mr. Marmol. For details of this agreement, please refer to "--Severance Agreements."

(7) Mr. Markel left Luminant's employment effective December 15, 2000. At such time, all of Mr. Markel's options which were then exercisable or which would have become exercisable within six months of such date, became immediately exercisable, for a 90 day period ending March 15, 2001.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END STOCK
                                 OPTION VALUES

    The following table sets forth for each of the named executive officers certain information concerning options exercised during the fiscal year ended December 31, 2000 and the number of shares subject to both exercisable and unexercisable stock options as of that date. The table also shows values for unexercised "in-the-money" options as of December 31, 2000.

                                                         NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                               SHARES                      UNEXERCISED OPTIONS/SARS AT         MONEY OPTIONS/SARS AT
                            ACQUIRED ON       VALUE             DECEMBER 31, 2000                DECEMBER 31, 2000
NAME                        EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE(#)(1)   EXERCISABLE/UNEXERCISABLE($)2)
----                        ------------   -----------   -------------------------------   ------------------------------
James R. Corey............        --              --               2,000/21,460                             $0/$0
Richard M. Scruggs........        --              --             26,887/286,017                     $6,862/$3,180
Thomas G. Bevivino........        --              --             23,416/266,399                             $0/$0
Michael E. Smith..........        --              --             11,833/282,797                             $0/$0
K. David Quackenbush......     3,000         $22,433(3)           8,320/276,813                             $0/$0
Guillermo G. Marmol.......        --              --                1,422,094/0                             $0/$0
Scott A. Williamson.......        --              --             13,832/278,789                     $2,439/$3,310
Morris W. Markel..........        --              --                    6,660/0                             $0/$0

--------------------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Luminant's common stock on December 31, 2000.

(2) Includes only "in-the-money" options as of December 31, 2000. Value is based on the closing price of Luminant's common stock on the Nasdaq National Market on December 31, 2000 ($0.813) minus the per-share exercise price, multiplied by the number of shares issuable upon exercise of the option.

(3) Based on the fair market value of Luminant's common stock as represented by the closing price of Luminant's common stock on the Nasdaq National Market on the exercise date, minus the per-share exercise price, multiplied by the number of shares acquired. The closing price of Luminant's common stock on September 5, 2000, the exercise date, was $8.563 per share.

LIMITATION OF LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As the Delaware General Corporation Law permits, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for or with respect to any acts or omissions in the performance the director's duties as a director. In addition, our charter and bylaws provide that we must indemnify our officers and directors to the full extent permitted by the Delaware General Corporation Law subject to specific exceptions, including circumstances in which indemnification would be discretionary under applicable law. We are also required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which we would be required or permitted to indemnify them. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 2000, the Compensation Committee of the Board of Directors consisted of Messrs. Austin, Dolan, Jordan, Perkins and Stamas. None of these members of the Compensation Committee has ever been an officer or employee of Luminant. No interlocking relationship exists or has existed between any of these members of the Compensation Committee or any other member of our Board of Directors and any members of the board of directors or compensation committee of any other company.

    George P. Stamas, a director of Luminant, and a non-voting member of the Compensation Committee, serves as a Vice Chair of Deutsche Banc Alex. Brown, an investment bank that provides administrative and consulting services to Luminant.

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

ACQUISITION OF THE EIGHT COMPANIES

    Simultaneously with the closing of our initial public offering, we acquired by merger all of the issued and outstanding stock and interests of eight companies, except that we accomplished the acquisition of Brand Dialogue-New York by an asset purchase (we refer to these companies in this proxy statement as the "eight companies"). In addition to the consideration paid at the closing of the acquisitions, the owners of the eight companies received the right to earn contingent payments as described below. The consideration paid for the eight companies was determined through arm's-length negotiations between Luminant Worldwide Corporation and the representatives of the eight companies. In determining how much consideration to pay for the eight companies, we considered, among other factors, the historical operating results, the net worth, the liabilities and indebtedness and the future prospects of each of the eight companies. Independent counsel represented each of the eight companies in the negotiation of the terms and conditions by which they were acquired.

    In March 2000, we issued approximately $47.2 million in contingent consideration to the former owners of five of the eight companies as a result of the operations of the individual companies during the period from July 1, 1999 through December 31, 1999, including approximately $0.06 million in cash and 1,661,392 shares of common stock. Except as set forth in the next paragraph, we owe no additional contingent consideration to the former owners of the eight companies under the terms of the acquisition agreements by which we acquired the eight companies.

    Certain former owners of one of the eight companies, Potomac Partners Management Consulting, LLC, are still eligible to receive additional contingent consideration through June 30, 2002, based upon the amount of certain types of revenues we receive from a particular client. During the period from

July 1, 1999 through December 31, 1999, the amount earned by these former owners resulting from the aforementioned revenues totaled approximately $170,000. On May 10, 2000, we issued an aggregate of 14,645 shares in payment of this contingent consideration. During the period from January 1, 2000 through December 31, 2000, the amount of contingent consideration earned by these former owners totaled approximately $3.3 million, payable no later than thirty days after completion of our audit for the fiscal year 2000. We currently intend to pay all of the contingent consideration earned during the aforementioned period in shares of Luminant common stock. The number of shares to be issued will be determined based on the average trading price of our common stock during the thirty-day period preceding issuance of the shares.

    James R. Corey, our President and Chief Executive Officer and a director, was a Managing Director and an owner of Potomac Partners. In addition to the consideration paid to Mr. Corey at the closing of the acquisitions, he received the right to receive contingent consideration as described above. In
March 2000, Mr. Corey and one of his affiliates received an aggregate of 286,979 shares, valued at $8,140,639, as contingent consideration based on the financial performance of Potomac Partners from July 1, 1999 through December 31, 1999. In May 2000, Mr. Corey and one of his affiliates received an aggregate of 6,835 shares, valued at $79,414, as contingent consideration based on revenues received by us from a particular client during the period from July 1, 1999 through December 31, 1999. The contingent consideration Mr. Corey and this affiliate will earn in connection with the contingent consideration based on the revenues we received from this client during the period from January 1, 2000 through December 31, 2000 has not yet been determined. This contingent consideration is payable no later than thirty days after completion of our audit for the fiscal year 2000. Under the terms of the acquisition agreement by which we acquired Potomac Partners, Mr. Corey was also appointed to our board of directors and received registration rights with respect to the shares of common stock he received in exchange for his interest in Potomac Partners.

    Donald S. Perkins, our Chairman, was also an owner of Potomac Partners. In addition to the consideration paid to Mr. Perkins at the closing of the acquisitions, he received the right to receive contingent consideration, as described above. In March 2000, Mr. Perkins received 2,829 shares, valued at $80,249, as contingent consideration based on the financial performance of Potomac Partners from July 1, 1999 through December 31, 1999. In May 2000,
Mr. Perkins received 67 shares, valued at $783, as contingent consideration based on revenues received by us from a particular client during the period from July 1, 1999 through December 31, 1999. The contingent consideration
Mr. Perkins will earn in connection with the contingent consideration based on the revenues we received from this client during the period from January 1, 2000 through December 31, 2000 has not yet been determined. This contingent consideration is payable no later than thirty days after completion of our audit for the fiscal year 2000. Under the terms of the acquisition agreement by which we acquired Potomac Partners, Mr. Perkins received registration rights with respect to the shares of common stock he received in exchange for his interest in Potomac Partners. In November 2000, we registered 19,776 shares of common stock for Mr. Perkins under the Securities Act of 1933, as amended, pursuant to this agreement.

    John M. Richman, a director, was also an owner of Potomac Partners. In addition to the consideration paid to Mr. Richman at the closing of the acquisitions, he received the right to receive contingent consideration, as described above. In March 2000, Mr. Richman received 2,829 shares, valued at $80,249, as contingent consideration based on the financial performance of Potomac Partners from July 1, 1999 through December 31, 1999. In May 2000,
Mr. Richman received 67 shares, valued at $783, as contingent consideration based on revenues received by us from a particular client during the period from July 1, 1999 through December 31, 1999. The contingent consideration
Mr. Richman will earn in connection with the contingent consideration based on the revenues we received from this client during the period from January 1, 2000 through December 31, 2000 has not yet been determined. This contingent consideration is payable no later than thirty days after completion of our audit for the fiscal year 2000. Under the terms of the acquisition agreement by which we acquired Potomac Partners, Mr. Richman received registration rights with respect to the shares of common stock he received in exchange for his interest in Potomac Partners. In November 2000, we registered 19,776 shares of common stock for Mr. Richman under the Securities Act of 1933, as amended, pursuant to this agreement.

    Richard M. Scruggs, our Vice Chairman, Executive Vice President of Corporate Development and a director, was President, Chief Executive Officer and Chairman of the Board and an owner of Align Solutions Corp., one of the eight companies we acquired simultaneously with our initial public offering. In March 2000, Mr. Scruggs received 12,426 shares, valued at $352,483, as contingent consideration based on the financial performance of Align from July 1, 1999 through December 31, 1999. Under the terms of the acquisition agreement by which we acquired Align, Mr. Scruggs was also appointed to our board of directors and received registration rights with respect to the shares of common stock he received in exchange for his interest in Align. In November 2000, we registered 639,109 shares of common stock for Mr. Scruggs under the Securities Act of 1933, as amended, pursuant to this agreement.

    Under the terms of the acquisition agreements by which we acquired the eight companies, the former owners of the eight companies, including Messrs. Corey, Scruggs, Perkins and Richman, have the right to cause us to register under the Securities Act of 1933 any shares of Luminant common stock which they received pursuant to the acquisition agreements, whenever we propose to register under the Securities Act of 1933 any shares of common stock for our own or another's account in a public offering, other than:

    - any shelf registration of shares of common stock to be used as consideration for acquisitions of additional businesses;

    - registrations relating to employee benefits plans; and

    - registrations relating to rights offerings made to our stockholders.

    We have agreed to pay all costs of this registration (other than underwriting discounts) and to keep the registration effective for at least 120 days, or whatever shorter period may be required to sell the registered shares.

YOUNG & RUBICAM, INC.

    Simultaneously with the closing of our initial public offering, we acquired assets of Brand Dialogue-New York, a division of Young & Rubicam, Inc. In
March 2000, Young & Rubicam received 558,032 shares of common stock as contingent consideration based on the financial performance of Brand Dialogue-New York from July 1, 1999 through December 31, 1999.

    As of April 10, 2001, Young & Rubicam beneficially owned approximately 26.50% of our outstanding common stock. Michael J. Dolan became a director of Luminant upon the closing of our initial public offering under the terms of our acquisition agreement with Young & Rubicam. Mr. Dolan is Chairman and Chief Executive Officer of Young & Rubicam.

    Upon the closing of our initial public offering we entered into a Transition Services Agreement with Young & Rubicam under which Young & Rubicam granted us a license to use, for a term not to exceed 12 months, office space used by Brand Dialogue-New York prior to our initial public offering. Young & Rubicam also provided us with specified services including accounting and administrative services in connection with our use of this space. Effective April 2001, the Transition Services Agreement was terminated. Fees paid to Young & Rubicam for the leased space and the provision of specified services in 2000 were $613,307.

OTHER TRANSACTIONS

    We have entered into employment agreements with each of Messrs. Corey, Bevivino, Scruggs, Smith and Quackenbush. For the details of these agreements, please refer to "Employment Agreements."

    Mr. Alsup, a greater than 5% shareholder, is employed by Luminant. During 2000, he was paid $171,400 and was granted options to purchase 9,823 shares of common stock. Mr. Alsup currently earns an annual salary of $157,000 and is eligible for participation in the Luminant bonus program.

    In October 2000 we entered into a severance agreement with Mr. Marmol. For details of this agreement, please refer to "--Severance Agreements."

    George P. Stamas, a director of Luminant, and a member of the Compensation Committee, serves as a Vice Chair of Deutsche Banc Alex. Brown, an investment bank that provides administrative and consulting services to Luminant.

                               OTHER INFORMATION

STOCK PERFORMANCE

    The following graph compares total stockholder return on our common stock with the cumulative total return of the Nasdaq Market Index and the cumulative return of the peer group described in footnote (1) below for the period from September 16, 1999, the date that Luminant's common stock began trading on the Nasdaq National Market following our initial public offering, through December 31, 2000, the end of our most recent fiscal year. The graph plots the growth in value of an initial $100 investment over the indicated time period, assuming the reinvestment of dividends.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LUMINANT WORLDWIDE
            CORPORATION, NASDAQ MARKET INDEX AND PEER GROUP INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          LUMINANT WORLDWIDE CORP.  PEER GROUP INDEX  NASDAQ MARKET INDEX
9/16/99                    $100.00           $100.00              $100.00
9/30/99                    $116.59           $104.89              $100.00
12/31/99                   $172.51           $229.35              $147.69
3/31/00                     $63.03           $158.48              $168.04
6/30/00                     $33.89           $119.97              $144.54
9/30/00                     $11.26            $68.93              $133.38
12/31/00                     $3.08            $17.24               $89.63

------------------------

(1) The peer group is composed of the following companies that we compete with on a worldwide basis in the internet professional services industry: Braun Consulting, Inc., Cambridge Technology Partners, iXL Enterprises, Inc., Marchfirst, Inc., Proxicom, Inc., Razorfish, Inc., Sapient Corp., Scient Corp., U.S. Interactive, Inc., and Viant Corp.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF OUR PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES, THE COMPENSATION COMMITTEE REPORT, THE AUDIT COMMITTEE REPORT AND THE STOCK PERFORMANCE GRAPH ARE NOT DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY OF THOSE PRIOR FILINGS OR INTO ANY FUTURE FILINGS MADE BY US UNDER THOSE STATUTES.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and persons who own more than ten percent (10%) of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater-than-ten-percent stockholders are required to furnish us with copies of all Section 16(a) reports they file.

    Based solely on our review of the Section 16(a) reports furnished to us and written representations that no other reports were required, we believe that our directors, officers and greater-than-ten-percent stockholders reported all transactions in Luminant common stock and options on a timely basis during the fiscal year ended December 31, 2000, except that (1) Mr. Dolan failed to file a Form 4 for one transaction (in 1999) in which he acquired shares of common stock, (2) Mr. Jordan failed to file Form 4s for two transactions (including one in 1999) in which he beneficially acquired shares of common stock, and one transaction in which his wife disposed of shares of common stock,
(3) Mr. Perkins did not file a Form 4 on a timely basis for one transaction in which he acquired shares of common stock, (4) Mr. Bevivino failed to file a Form 4 for two transactions (in 1999) in which he and his son acquired shares of common stock, (5) Mr. Corey did not file a Form 4 on a timely basis for one transaction in which he acquired shares of common stock, (6) Mr. Quackenbush did not file a Form 4 on a timely basis for one transaction in which he acquired shares of common stock, and did not file a Form 4 for one transaction in which he acquired options to purchase common stock, one transaction in which he acquired common stock through an option exercise, and one transaction in which he disposed of shares of common stock, (7) Mr. Smith did not file a Form 3 on a timely basis upon becoming an executive officer of Luminant and did not file a Form 4 on a timely basis for one transaction in which he acquired shares of common stock, and (8) Messrs. Morris Markel and Scott Williamson, each of whom served as an executive officer during part of 2000, each failed to file a Form 3 on a timely basis upon becoming an executive officer of Luminant and did not file a Form 4 on a timely basis for one transaction in which such person acquired shares of common stock. Each of the reports described above have subsequently been filed.

PROPOSALS FOR THE 2002 ANNUAL MEETING

    If you want to include a proposal in the proxy statement for Luminant's 2002 Annual Meeting, please send the proposal to us at 13737 Noel Road, Suite 1400, Dallas, Texas 75240, Attention: Thomas G. Bevivino, Secretary. Proposals must be received on or before January 7, 2002 to be included in next year's proxy statement. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as well as the requirements of our certificate of incorporation and bylaws. Under Rule 14a-4 as promulgated under the Securities Exchange Act of 1934, we will be able to use proxies given to us for the 2002 Annual Meeting to vote for or against any stockholder proposal submitted other than pursuant to Rule 14a-8 at our discretion unless the proposal is submitted to us on or before 90 days before next year's annual meeting.

OTHER MATTERS

    Although our management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.

    You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, at no cost by writing to Thomas G. Bevivino, Secretary, Luminant Worldwide Corporation, 13737 Noel Road, Suite 1400, Dallas, Texas 75240.

                                          By Order of the Board of Directors

                                          [/S/ DONALD S. PERKINS]

                                          Donald S. Perkins
                                          Chairman of the Board

May 8, 2001

                                   APPENDIX A

                                                            ADOPTED MAY 22, 2000

                         LUMINANT WORLDWIDE CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

    1. MISSION STATEMENT. The Audit Committee is appointed by the Board of Directors (the "Board") of Luminant Worldwide Corporation (the "Company") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

    2. SIZE OF COMMITTEE. The Audit Committee shall consist of no less than three (3) and no more than six (6) members.

    3. QUALIFICATIONS. Each of the members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers.

    4. MEETINGS. The Audit Committee shall meet at such times and from time to time as the Audit Committee deems appropriate. The Audit Committee shall report to the Board at the first regular Board meeting following each such meeting of the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

    5. APPOINTMENT AND TENURE. The members of the Audit Committee shall be appointed by the Board and shall serve for a term of one year or until their respective successors are duly appointed by the Board, subject to earlier death, resignation or removal from the Audit Committee or the Board. The chairman of the Audit Committee shall be designated by the Board and shall serve for a one year term or until his or her respective successor is duly appointed by the Board, subject to earlier death, resignation or removal from the Audit Committee or the Board.

    6. RESPONSIBILITIES. The duties of the Audit Committee shall include the following:

        a.  REVIEW PROCEDURES

           (i) Submit this Charter and any amendments to this Charter to the Board for approval, periodically review and reassess the adequacy of this Charter, and publish this Charter as required in accordance with SEC regulations.

           (ii) Discuss with the Company's financial management and independent auditors the adequacy and effectiveness of the Company's financial reporting processes and controls.

          (iii) Discuss with the Company's financial management and independent auditors any significant financial risk exposures faced by the Company and assess management's plans for monitoring and controlling such risk exposures.

           (iv) Review with the Company's financial management and the independent auditors the company's quarterly financial results prior to the release of quarterly earnings.

           (v) Review material changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or by the Company's internal auditors or financial management.

        b.  INDEPENDENT AUDITORS

           (i) Evaluate the performance of the independent auditors hired by the Company and, if so determined by the Audit Committee, recommend to the Board the replacement of the independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board.

           (ii) Review and discuss with the financial management of the Company and the independent auditors the scope of the proposed audit for each fiscal year of the Company and the proposed audit procedures.

          (iii) Review with the financial management of the Company and the independent auditors the annual audited financial statements of the Company prior to filing or distribution, including without limitation any comments or recommendations of the independent auditors and the matters required to be discussed in accordance with AICPA Statement on Auditing Standards SAS 61.

           (iv) Approve the fees and expenses and all other significant compensation to be paid to the independent auditors.

           (v) Receive periodic reports from the independent auditor regarding such auditor's independence and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the independent auditors.

        c.  INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE

           (i) Review the scope of the activities of the Company's internal audit department, including the proposed audit plans for the coming year.

           (ii) Review and discuss with the Company's internal audit department the significant findings of the Company's internal audit department for each fiscal year.

          (iii) On at least an annual basis, review with the Company's counsel and compliance officer any legal matters that may have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and any material inquiries received from regulators or governmental agencies.

        d.  OTHER AUDIT COMMITTEE RESPONSIBILITIES

           (i) Annually prepare a report to shareholders to be included in the Company's annual proxy statement, as required by the Securities and Exchange Commission.

           (ii) Periodically self-assess the performance of the Audit Committee.

          (iii) Review annually the Company's policies and procedures, as well as audit results associated with, directors' and officers expense accounts and perquisites.

    7. LIMITATIONS ON RESPONSIBILITIES. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, each of which are the responsibility of the management of the Company and of the independent auditors.

    8. MISCELLANEOUS. The Audit Committee may also undertake such additional activities consistent with the certificate of incorporation and bylaws of the Company, and with applicable law, as the Audit Committee may from time to time determine. The Audit Committee may retain independent counsel, accountants or other advisers to assist it in the conduct of any investigation.

                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                         LUMINANT WORLDWIDE CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
          BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

    The undersigned stockholder(s) of Luminant Worldwide Corporation (the "Company") hereby appoint(s) Messrs. James R. Corey and Thomas G. Bevivino, and each of them singly, as proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of stockholders of the Company to be held on Friday, June 8, 2001, and at any and all adjournments thereof, to vote all common shares of said Company held of record by the undersigned on April 10, 2001, as if the undersigned were present and voting the shares.

                               [SEE REVERSE SIDE]

                       ANNUAL MEETING OF STOCKHOLDERS OF
                         LUMINANT WORLDWIDE CORPORATION

                                  JUNE 8, 2001

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS ______________.

[X]  Please mark your votes
     as in this example.

Luminant's Board of Directors recommends a vote "FOR" Proposals 1 and 2.

    Election of Directors Nominees:

    Randolph L. Austin, James R. Corey, Michael J. Dolan, Michael H. Jordan, Jerry K. Pearlman, Donald S. Perkins, John M. Richman, Richard M. Scruggs, and George P. Stamas

                FOR    WITHHELD                     FOR   AGAINST   ABSTAIN
1. Election of                  2. Ratification of
   Directors.   [ ]      [ ]       appointment of   [ ]     [ ]        [ ]
                                   independent
                                   auditors
(See reverse.)

   To withhold authority to vote
for any individual nominee or
nominees, mark the "FOR" box
above and write the name of any
such nominee below.

        If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, shares will be voted FOR each nominee named in Proposal 1 and FOR Proposal 2, and in accordance with the discretion of the proxies' on such other business that may properly come before the meeting, to the extent permitted by law.


                                           Please sign exactly as name appears
                                           to the left. Joint owners should
                                           each sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

                                           Signatures(s) Date ____________, 2001

                                           _____________________________________

                                           _____________________________________


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